UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 5, 2021

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive,	Suite 9,	Fort Myers,	Florida	33913
(Address of principal executive offices)				(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
George A. Cardoza Appointment
NeoGenomics, Inc. (the “Company”) announces that George A. Cardoza, age 59, has been appointed President and Chief Operating Officer, Lab Operations effective July 5, 2021. Mr. Cardoza has served the Company since November 2009, serving as Chief Financial Officer through March 2018 and as President, Pharma Services Division since March 2018.
In connection with his new role, the Company and Mr. Cardoza entered into an employment agreement which provides that Mr. Cardoza's base salary will be $500,000 per year. Mr. Cardoza is also eligible to receive a performance based bonus which is targeted at up to 60% of his base salary. This bonus is contingent upon completion of specific metrics established by the Board or the Compensation Committee for such fiscal year. In the event that Mr. Cardoza's performance exceeds the thresholds for the target bonus, he may be eligible to receive up to 200% of the target bonus.
Mr. Cardoza is entitled to participate in all medical and other benefits that the Company has established for its employees and is eligible for up to 4 weeks of paid time off per year. If Mr. Cardoza is terminated without cause the Company agrees to maintain his base salary for a period of twelve months as severance. In addition, Mr. Cardoza will be entitled to received his annual target bonus for the fiscal year prorated based on the date of separation.
Upon appointment to this new role, Mr. Cardoza was awarded an equity award valued at $1,000,000, which was comprised of 7,584 shares of restricted stock subject to four year vesting, and an option to purchase 40,502 shares of the Company's common stock at an exercise price equivalent to the closing price per share at which such stock was quoted on the NASDAQ Stock Market on the date prior to the grant date. The option has a seven year term, subject to continued employment, and will vest ratably over the first four anniversary dates of the grant date.
Mr. Cardoza does not have any family relationships with any of the Company’s other officers or directors.
Gina M. Wallar Appointment
The Company announces that Dr. Gina M. Wallar, age 46, has been appointed President, Pharma Services Division effective July 5, 2021 to replace the vacancy left by Mr. Cardoza's assumption of his new position. Dr. Wallar has served the Company since December 2015 as Director, Pharma Services Division through September 2016, Senior Vice President of Sales, Pharma Services Division from September 2016 through May 2020 and as Senior Vice President of Sales, Clinical Services Division since May 2020.
In connection with this new role, the Company and Dr. Wallar entered into an employment agreement which provides that Dr. Wallar's base salary will be $370,000 per year. Dr. Wallar is also eligible to receive a performance based bonus which is targeted at up to 50% of her base salary. This bonus is contingent upon completion of specific metrics established by the Board or the Compensation Committee for such fiscal year. In the event that Dr. Wallar's performance exceeds the thresholds for the target bonus, she may be eligible to receive up to 200% of the target bonus.
Dr. Wallar is entitled to participate in all medical and other benefits that the Company has established for its employees and is eligible for up to 4 weeks of paid time off per year. If Dr. Wallar is terminated without cause the Company agrees to maintain her base salary for a period of twelve months as severance. In addition, Dr. Wallar will be entitled to received her annual target bonus for the fiscal year prorated based on the date of separation.
Upon appointment to this new role, Dr. Wallar was awarded an equity award valued at $250,000, which was comprised of 1,896 shares of restricted stock subject to four year vesting, and an option to purchase 10,126 shares of the Company's common stock at an exercise price equivalent to the closing price per share at which such stock was quoted on the NASDAQ Stock Market on the date prior to the grant date. The option has a seven year term, subject to continued employment, and will vest ratably over the first four anniversary dates of the grant date.
Dr. Wallar does not have any family relationships with any of the Company’s other officers or directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ Kathryn B. McKenzie
Kathryn B. McKenzie
Chief Financial Officer
July 7, 2021